UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2020

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On February 24, 2020, Spirit AeroSystems Holdings, Inc. (“Spirit Holdings” or the “Company”) entered into an amendment (the “2020 Amendment”) to its Second Amended and Restated Credit Agreement among Spirit AeroSystems, Inc., as borrower (“Spirit” or the “Borrower”), the Company, as parent guarantor, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other agents named therein (the “2018 Credit Agreement”), consisting of a $800 million revolving credit facility (the “Revolver”), a $206 million term loan A facility (the “Term Loan”) and a $250 million delayed draw term loan facility (the “Delayed Draw Term Loan”).

The primary purpose for entering into the 2020 Amendment was to obtain covenant relief with respect to expected breaches of the total leverage and interest coverage ratios under the 2018 Credit Agreement. Given the production suspension and 2020 production rate for the B737 MAX, absent a waiver or an amendment of the 2018 Credit Agreement, the Company was expected to breach the total leverage ratio beginning with the first fiscal quarter of 2020 and continuing into 2021. The 2020 Amendment waived or modified the testing of the ratios set forth in the 2018 Credit Agreement until the commencement of the second fiscal quarter of 2021 (the “Reversion Date”) and put the following financial ratios and tests in place for such time period:

•	Senior Secured Leverage Ratio: Commencing with the first fiscal quarter of 2020, the ratio of senior secured debt to consolidated EBITDA over the last twelve months shall not, as of the end of the applicable fiscal quarter, be greater than: (i) 3.00:1.00, with respect to the first fiscal quarter of 2020; (ii) 4.25:1.00, with respect to the second fiscal quarter of 2020; (iii) 5.50:1.00, with respect to the third fiscal quarter of 2020; (iv) 5.00:1.00, with respect to the fourth fiscal quarter of 2020; and (v) 3.00:1.00, with respect to the first fiscal quarter of 2021.
•	Interest Coverage Ratio: Commencing with the first fiscal quarter of 2020, the interest coverage ratio as of the end of the applicable fiscal quarter shall not be less than: (i) 4.00:1.00, with respect to the first fiscal quarter of 2020; (ii) 3.75:1.00, with respect to the second fiscal quarter of 2020; (iii) 2.50:1.00, with respect to the third fiscal quarter of 2020; (iv) 2.25:1.00, with respect to the fourth fiscal quarter of 2020; and (v) 3.75:1.00, with respect to the first fiscal quarter of 2021.
•	Minimum Liquidity: As of the end of each fiscal month, commencing with the first fiscal month after entering into the 2020 Amendment, the Company shall have minimum liquidity of not less than: (i) $1,000 million through, and including, the last fiscal month ending in the third fiscal quarter of 2020; (ii) $850 million, as of the end of each fiscal month ending in the fourth fiscal quarter of 2020; and (iii) $750 million, as of the end of each fiscal month ending in the first fiscal quarter of 2021; provided, however, that if the Company receives proceeds of at least $750 million from the issuance of indebtedness before the Reversion Date, the minimum liquidity requirement shall remain at $1,000 million. Liquidity includes cash and cash equivalents and amounts available to be drawn under the Revolver and the 2020 DDTL (as defined below).

Upon the Reversion Date, the ratios will revert back to the ratios in the 2018 Credit Agreement except that the total leverage ratio will be 4.00:1.00, with respect to the second fiscal quarter of 2021, returning to 3.50:1:00 thereafter. The Senior Secured Leverage Ratio and minimum liquidity covenants will no longer be applicable following the Reversion Date.

The 2020 Amendment adds Spirit AeroSystems North Carolina, Inc. as an additional guarantor (the “New Guarantor”) and provides for the grant of security interests to the lenders under the 2018 Credit Agreement with respect to certain real property and personal property, including certain equity interests, owned by Spirit, as borrower, and the Guarantors, which include Holdings, and the New Guarantor. Such guarantee and security interests will be released, at the option of Spirit, so long as no default or event of default shall exist at the time thereof, or immediately after giving effect thereto, if (A) (I) the senior unsecured debt rating of Spirit is “BBB-” or higher as determined by Standard & Poor’s Financial Services LLC (“S&P”), and (II) the senior unsecured debt rating of Spirit is “Baa3” or higher as determined by Moody’s Investors Service, Inc. (“Moody’s”), or (B) S&P and Moody’s have each confirmed, in a writing in form and substance reasonably satisfactory to the administrative agent, that (I) the senior unsecured debt rating of Spirit will be “BBB-” or higher as determined by S&P, and (II) the senior unsecured debt rating of Spirit will be “Baa3” or higher as determined by Moody’s, in each case of the foregoing clauses (B)(I) and (B)(II), after giving effect to the release of the security (the date of such release, the “Security Release Date”).

Each of the Revolver, the Term Loan and the Delayed Draw Term Loan continues to mature on July 12, 2023, and, following the 2020 Amendment, bears interest, at Spirit’s option, at either LIBOR plus 2.375% or a defined “base rate” plus 1.375%, subject to adjustment to between LIBOR plus 1.625% and LIBOR plus 2.625% (or between base rate plus 0.625% and base rate plus 1.625%, as applicable) based on Spirit’s senior unsecured debt ratings provided by S&P and/or Moody’s.

The 2020 Amendment also added increased restrictions on the Company’s ability to incur additional indebtedness, consolidate or merge, make acquisitions and other investments (although the previously disclosed acquisitions of Asco and Bombardier aerostructures are expressly permitted thereunder), guarantee obligations of third parties, make loans or advances, declare or pay certain dividends or distributions on the Company’s stock, redeem or repurchase shares of the Company’s stock, or pledge assets. The 2020 Amendment provides that a number of these increased restrictions will no longer apply following the Security Release Date.

Spirit’s obligations under the 2018 Credit Agreement may be accelerated upon an event of default, which includes non-payment of principal or interest, material breach of a representation or warranty, breach of a covenant, cross-default to material indebtedness, material judgments, ERISA events, change in control, bankruptcy and invalidity of the guarantee of the Borrower’s obligations under the Credit Agreement made by the Company.

Certain of the lenders under the 2018 Credit Agreement and their affiliates have provided certain commercial banking, financial advisory and investment banking services to the Company and its affiliates in the past and may do so in the future. In addition, The Bank of New York Mellon, one of the lenders under the 2018 Credit Agreement, and its affiliates act as the trustee, paying agent and registrar for the Borrower’s senior notes and the investment manager for the Company’s U.S. defined benefit pension plan. Such parties received, and expect to receive, customary fees and commissions for these services.

The description of the 2018 Credit Agreement (as amended by the 2020 Amendment) in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the 2020 Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Supplemental Indenture

On February 24, 2020, Spirit entered into a Second Supplemental Indenture (the “Supplemental Indenture”) by and among Spirit, the Company, the New Guarantor, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee in connection with Spirit’s $300,000,000 aggregate principal amount of Senior Notes due 2026 (the “2026 Notes”). Under the Supplemental Indenture, the noteholders were granted security on an equal and ratable basis with the lenders under the 2018 Credit Agreement (as amended by the 2020 Amendment) until the security in favor of the lenders under the 2018 Credit Agreement is released. The Supplemental Indenture also added the New Guarantor as an additional guarantor under the indenture governing the 2026 Notes. The guarantee of the New Guarantor will be released upon the release of its guarantee under the 2018 Credit Agreement.

The description of the Supplemental Indenture in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Delayed Draw Term Loan

On February 24, 2020, Spirit also entered into a $375.0 million senior unsecured delayed draw term loan among Spirit, as borrower, the Company, as parent guarantor, the New Guarantor, the lenders party thereto, and Bank of America, N.A., as administrative agent (the “2020 DDTL”). The 2020 DDTL is available to be drawn until August 15, 2020. The 2020 DDTL matures and shall be repaid in full (if drawn) on the earlier to occur of (a) September 15, 2020 and (b) the date that is 45 days after the date on which the Federal Aviation Administration re-certifies the B737 MAX program.

The 2020 DDTL is intended to function as a short-term liquidity facility, if needed. The 2020 DDTL bears interest, at Spirit’s option, at either LIBOR plus 3.625% or a defined “base rate” plus 2.625%. The 2020 DDTL is subject to substantially the same affirmative, negative and financial covenants and events of default as the 2018 Credit Agreement (as amended by the 2020 Amendment), except with respect to any covenants or events of default relating to security. As a result, if Spirit receives net cash proceeds from issuances of indebtedness or equity that exceed the amount of the 2020 DDTL, the commitments under that facility will be canceled and any amounts outstanding prepaid.

The commitments and loans under the 2020 DDTL are subject to mandatory reduction or prepayment, as applicable, with 100% of the net cash proceeds from issuances of indebtedness and equity interests, subject to certain exceptions.

The description of the 2020 DDTL in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the 2020 DDTL, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Second Supplemental Indenture, dated as of February 24, 2020, among Spirit AeroSystems, Inc., Spirit AeroSystems Holdings, Inc., Spirit AeroSystems North Carolina, Inc., and The Bank of New York Mellon Trust Company, N.A., as Trustee.

10.1	First Amendment to the Second Amended and Restated Credit Agreement, dated as of February 24, 2020, among Spirit AeroSystems, Inc., as borrower, Spirit AeroSystems Holdings, Inc., as parent guarantor, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent.

10.2	Delayed Draw Term Loan Credit Agreement, dated as of February 24, 2020, among Spirit AeroSystems, Inc., as borrower, Spirit AeroSystems Holdings, Inc., as parent guarantor, Spirit AeroSystems North Carolina, Inc., as subsidiary guarantor, and the lenders party thereto, Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: February 25, 2020	By:	/s/ Stacy Cozad
		Name:	Stacy Cozad
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary